UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 23, 2009
Commission file number 000-04689
Pentair, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota	55416

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (763) 545-1730
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.
The Trust Investment Committee of the Pentair, Inc. (the “Company”) Master Trust (the “Master Trust”), which holds assets of various pension plans sponsored by the Company, has entered into a prearranged stock trading plan to sell a portion of the Company stock held by the Master Trust for the purpose of achieving the targeted fixed income and equity allocations previously identified in the Company’s 2008 Form 10-K. The Master Trust currently holds 943,140 shares of Company stock for the Company’s pension plans. The stock trading plan is effective until such time as the Company stock held by the Master Trust is reduced to 500,000 shares, an amount which is expected to be approximately five percent of the aggregate Master Trust assets.
The stock trading plan was adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The following Company officers are members of the Trust Investment Committee: Randall J. Hogan, Chairman and Chief Executive Officer; John L. Stauch, Executive Vice President and Chief Financial Officer; Frederick S. Koury, Senior Vice President, Human Resources; and Michael G. Meyer, Vice President Treasury and Tax. Rule 10b5-1 permits directors, officers and others who are not in possession of material, non-public information to establish prearranged plans to buy or sell company stock. Once the stock trading plan is in place, the foregoing officers, in their capacity as members of the Trust Investment Committee, may not retain or exercise any discretion over trading under the plan, although they may later amend or terminate the plan. The broker administering the stock trading plan is authorized to trade company shares at times determined independently by the broker, subject to limitations set forth in the plan.
The stock trading plan was adopted during an authorized trading period at a time when the members of the Trust Investment Committee were not in possession of material, non-public information.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on October 27, 2009.

PENTAIR, INC. Registrant
By	/s/ John L. Stauch
John L. Stauch
Executive Vice President and Chief Financial Officer